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Exhibit 11

AAMES FINANCIAL CORPORATION
Computation of Basic and Diluted Net Loss Per Common Share
For the years ended June 30, 2002, 2001 and 2000
(dollars and weighted average number of shares in thousands)

	Year Ended June 30,
	2002	2001	2000
Basic net loss per common share:
Net loss	$4,546	$(30,524)	$(122,372)
Accrued preferred dividends on Series B, C, and D Convertible Preferred Stock	(13,788)	(13,921)	(8,126)

Basic net loss to common stockholders	(9,242)	(44,445)	(130,498)

Basic weighted average number of common shares outstanding	6,394	6,251	6,209

Basic net loss per common share	$(1.45)	$(7.11)	$(21.02)

Diluted net loss per common share:
Basic net loss to common stockholders	$(9,242)	$(44,445)	$(130,498)
Interest on convertible subordinated debentures	—	—	—

Diluted net loss	(9,242)	(44,445)	(130,498)
Basic weighted average number of common shares outstanding	6,394	6,251	6,209
Plus: Effects of options	—	—	—
Convertible shares	—	—	—

	6,394	6,251	6,209

Diluted net loss per common share	$(1.45)	$(7.11)	$(21.02)

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  Exhibit 11